Exhibit 99.1

Aclaris Announces Appointment of Bill Humphries to Board of Directors

Malvern, PA – August 4, 2016 (GLOBE NEWSWIRE) – Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a clinical-stage specialty pharmaceutical company, today announced the appointment of Bill Humphries, the President and Chief Executive Officer of Merz North America, a division of Merz, Inc. (an affiliate of Merz Pharma Group), to the Aclaris Board, effective September 1st.

Bill Humphries has more than 25 years of experience in the specialty pharmaceutical industry, with a majority of that time dedicated to commercializing specialty prescription dermatology products at Allergan PLC and Stiefel Laboratories, Inc., which was acquired by GlaxoSmithKline PLC in 2009. He is a member of the Merz Pharma Board and serves as chairman of the boards of Merz Pharmaceuticals LLC, Merz Aesthetics, and Merz Canada.   Bill Humphries holds a Master of Business Administration degree from Pepperdine University and a Bachelor of Arts degree from Bucknell University.  He will replace Dr. Albert Cha of Vivo Capital on the Aclaris board.

“On behalf of the Company and the entire Board, I would like to thank Dr. Albert Cha for his leadership and years of service,” said Aclaris Chief Executive Officer Neal Walker.  “I'd also like to take this opportunity to welcome our new board member, Bill Humphries, who will serve as an independent director.  His significant leadership experience in the specialty pharmaceutical industry will be a valuable asset for Aclaris as we evolve into a fully integrated commercial company."

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a clinical-stage specialty pharmaceutical company focused on identifying, developing, and commercializing innovative and differentiated drugs to address significant unmet needs in dermatology.  Aclaris is based in Malvern, Pennsylvania and more information can be found by visiting Aclaris’ website at www.aclaristx.com

Contact:

Aclaris Contact

Michael Tung, M.D.

Investor Relations

484-329-2140

mtung@aclaristx.com

Media Contact

Mariann Caprino

TogoRun

917-242-1087

M.Caprino@togorun.com